Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), effective as of November 1, 2018 (the “Effective Date”), is entered into by and between Midatech Pharma PLC, a company formed under the laws of England and Wales (“Provider”), Midatech Pharma US Inc., a Delaware corporation (“Company”), and Kanwa Holdings, LP, a Delaware limited partnership (“Purchaser,” and collectively with the Company, the “Purchaser Parties”). Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of September 26, 2018, by and among Purchaser, Provider and the Company.

STATEMENT OF PURPOSE

A.       Pursuant to the Purchase Agreement, Purchaser has agreed to purchase from Provider, and Provider has agreed to sell to Purchaser, all of the capital stock of the Company for the consideration and on the terms and conditions set forth in the Purchase Agreement (the “Transaction”).

B.       In connection with the transactions contemplated by the Purchase Agreement, the parties desire that Provider provide Company with certain transition services under the terms and subject to the conditions set forth in this Agreement.

ARTICLE I

Provision of Services

1.1       General Intent. The Purchaser Parties acknowledge and understand that the Services (as defined below) provided hereunder are transitional in nature and are furnished by Provider solely for the purpose of facilitating the Transaction and the operation of the Company for a limited period of time after the Closing Date, as set forth herein. Company will, and Purchaser shall cause it to, use commercially reasonable efforts to make a transition to its own internal organization or any other third-party suppliers for the Services as promptly as practicable.

1.2       Services to Be Provided.

(a)       On the terms and subject to the conditions of this Agreement, the Provider shall provide, or shall cause one or more of its Affiliates or Subcontractor (as defined below) to provide, the Company with each of the services described in Annex A (the “Initial Services”) during the Transition Period (unless a lesser time is set forth in Annex A or otherwise agreed in writing by the parties) and, subject to subsection (b) below, upon the request of the Company, certain additional services to the extent such additional services were actually provided to the Company by the Provider (or its Affiliates) as of immediately prior to the Closing Date (the “Additional Services”, and together with the Initial Services, the “Services”). For the avoidance of any doubt, any Services provided by the Provider, its Affiliates or Subcontractors shall be provided to Company in substantially the same manner and to substantially the same extent as provided by the Provider (or its Affiliates) to the Company as of Closing (including with respect to the jurisdictions in which any Service is provided).

(b)       In addition to the Initial Services, Company may request the Additional Services, on commercially reasonable terms, and the parties agree to negotiate in good faith the terms and conditions (including the cost to the Company of such Additional Services) upon which such Additional Services will be provided and to amend Annex A as necessary upon mutual agreement with respect to such Additional Services; provided, however, that the term for providing any Additional Service requested shall not extend beyond the end of the Transition Period.

(c)       THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES, AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.

1.3       Limitation on Services. In connection with the performance of Services, the Provider will have no obligation to (a) upgrade, enhance or otherwise modify any computer hardware, software or network environment currently used (other than software updates in the ordinary course of business), (b) provide any support or maintenance services for any computer hardware, software or network environment that has been upgraded, enhanced or otherwise modified from the computer hardware, software or network environment that is currently used (other than software updates in the ordinary course of business), (c) convert from one format to another any business data for use by Company or any other Person in connection with the Services or otherwise, (d) acquire, lease or license additional or replacement systems, equipment or software, or (e) pay any expenses on the Company’s behalf other than with funds provided in advance to Provider.

1.4       Quality, Quantity and Manner of Performance. Provider shall, and shall cause its Affiliates or other Persons acting on its behalf or at its direction to, use the same degree of care, skill, prudence, and other services levels in rendering Services to Company under this Agreement as the Provider (or its Affiliates) utilizes in rendering such services for its own and its Affiliates’ operations. The quantity of each Service to be provided will be that which Company may reasonably require for the operation of the Company in the ordinary course of business consistent in all material respects with corresponding services which were provided in connection with the operation of the Company prior to the Closing.

1.5       Personnel. Provider shall make available to Company such personnel that have the capacity, skill, and expertise necessary to provide the Services. For avoidance of doubt, any Person providing Services under this Agreement will continue to be an employee, agent, or independent contractor of Provider or its Affiliates (or a permitted Subcontractor under Section 1.6), and under no circumstances will any such Person be treated as an employee, agent, or independent contractor of Company.

1.6       Subcontractors. With Company’s prior written consent, which shall not be unreasonably withheld, delayed, or conditioned, Provider will have the right, directly or through one or more Affiliates, to hire or engage one or more subcontractors or other third parties (each, a “Subcontractor”), to perform all or any of Provider’s obligations under this Agreement. Provider shall take reasonable measures to ensure each Subcontractor complies with the terms of this Agreement in relation to the provision of the Services, and shall be responsible for any acts or omissions taken or not taken by any such permitted Subcontractor, including any confidentiality obligations specified in this Agreement.

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1.7       Service Shortfall.

(a)       If Company shall provide the Provider with written notice (a “Shortfall Notice”) of the occurrence of any Significant Service Shortfall (as defined below), Provider shall rectify such Significant Service Shortfall as soon as reasonably practicable following its receipt of a Shortfall Notice. If such Significant Service Shortfall is not rectified within fourteen (14) days of receipt of the Shortfall Notice, Company may obtain replacement services from a third party. The reasonable out-of- pocket cost of any such replacement services, less the amount the Company would have paid for such services under this Agreement, will be paid by the Provider within five (5) Business Days of Provider’s receipt of an invoice from Company for such replacement services. If the Company chooses to obtain the replacement services, (i) the Company may terminate the affected Services upon notice and the Provider will no longer provide such Services to the Company, provided, however, that Provider shall remain liable for reimbursement of Company’s out-of-pocket expenses for such replacement services as provided above, or (ii) after the Provider remedies the Significant Service Shortfall, the Company may request the Provider resume providing the affected Services.

(b)       A “Significant Service Shortfall” shall be deemed to have occurred if the quality or performance falls below the standard required in Section 1.4.

1.8       Termination or Reduction of Scope of Services. Company acknowledges and agrees that it shall, and Purchaser shall cause it to, use commercially reasonable efforts to, as promptly as reasonably practicable, replace and undertake the Services provided by Provider under this Agreement for its own account. Company shall have the right to direct that all of the Services within an entire category (“Category”) of Services as shown on Annex A or a specific sub-category or line item of Services within a Category of Services as shown on Annex A, be terminated effective on a date established by Company. Upon such request from Company, Provider agrees to discuss in good faith appropriate reductions to the relevant Service charges, if any, in light of all relevant factors including the costs and benefits to Provider of any such reductions. Annex A shall be updated to reflect any agreed-upon reduced Service.

1.9       Cooperation. The Company shall provide the Provider with any Records of the Company, and will cause the employees of Company and its Affiliates to furnish all information reasonably requested by the Provider, to the extent necessary for the Provider to satisfy its obligations under this Agreement.

1.10       Transition Services Manager. Provider appoints and designates Nick Robbins-Cherry to act as its initial services manager (“Provider’s Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Services and will have authority to act on the Provider’s behalf with respect to matters relating to this Agreement. Provider’s Services Manager will work with the Company’s personnel to periodically address issues and matters raised by the Company related to this Agreement.

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ARTICLE II

Fees and EXPENSES

2.1       Fees. Provider shall provide the Initial Services for no fee during the first six months of this Agreement. To the extent the Company continues to require any Services during the period beginning on the date that is six (6) months following the Closing, the Company shall pay to Provider a fee of $5,000 a month for any Services following such date through the date that is twelve (12) months following the Closing. To the extent the Company continues to require any Services during the period beginning on the date that is one (1) year following the Closing, the Company shall pay to Provider a fee of $10,000 a month for any month during which Services are to be performed. Any fees owed to the Provider pursuant to this Section 2.1 shall not be owed if, during any such month a fee is owed, the PDUFA Waiver has not been satisfactorily resolved. Notwithstanding anything herein to the contrary, nothing in this Section 2.1 shall imply that the Provider has any obligation to provide Services for any period other than during the Transition Period or if this Agreement has been terminated in accordance with its terms.

2.2       Expenses. The Company shall reimburse the Provider on a monthly basis for reasonable out-of-pocket expenses actually incurred by the Provider or its Affiliates (e.g., amounts paid to third-party vendors) in the course of providing the Services; provided that any such individual expense greater than $5,000 or cumulative monthly expenses greater than $20,000 must be approved by the Purchaser Parties prior to incurrence of such expense (such approvals not to be unreasonably withheld).

2.3       Taxes. The Company shall be responsible for all sales or use taxes imposed or assessed as a result of the provision of Services by Provider.

2.4       No Right of Setoff. Each of the parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other party, whether under this Agreement, under the Purchase Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other party.

ARTICLE III

Representations and Warranties

3.1       Representations and Warranties of Provider. Provider hereby represents and warrants to Company that:

(a)       The execution and delivery by the Provider of, and the consummation by the Provider of the transactions contemplated by, this Agreement, and compliance with the terms hereof by the Provider, do not and shall not: (I) (w) conflict with or result in a breach of the terms, conditions or provisions of, (x) constitute a default under, (y) give any third party the right to modify, terminate or accelerate any obligation under, or (z) result in a violation of the charter or organizational documents of the Provider, any law or order to which the Provider is subject or any contract (whether written or oral) to which the Provider is party or subject; or (II) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any governmental body or authority pursuant to the charter or organizational documents of the Provider, any law or order to which the Provider is subject or any contract (whether written or oral) to which the Provider is subject.

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(b)       The Provider has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

(c)       The Provider shall perform the Services pursuant to this Agreement in a manner that complies with all applicable laws and orders or other actions or requirements of any governmental body or authority and standards and governmental orders and applicable ordinances whatsoever.

3.2       Representations and Warranties of the Purchaser Parties. Each of the Purchaser Parties hereby represent and warrant to the Provider that:

(a)       The execution and delivery by each of the Purchaser and the Company of, and the consummation by the Purchaser and the Company of the transactions contemplated by, this Agreement, and compliance with the terms hereof by the Purchaser and the Company, do not and shall not: (I) (w) conflict with or result in a breach of the terms, conditions or provisions of, (x) constitute a default under, (y) give any third party the right to modify, terminate or accelerate any obligation under or (z) result in a violation of the charter or organizational documents of the Purchaser or the Company, any law or order to which the Purchaser or the Company is subject or any contract (whether written or oral) to which the Purchaser or the Company is party or subject; or (II) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any governmental body or authority pursuant to the charter or organizational documents of the Purchaser or the Company, any law or order to which the Purchaser or the Company is subject or any contract (whether written or oral) to which the Purchaser or the Company is subject.

(b)       Each of the Purchaser and the Company have all requisite corporate or limited partnership power and authority, as the case may be, and has taken all action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

ARTICLE IV

Term and Termination

4.1       Term of Agreement. The term of this Agreement will commence on the Effective Date and will continue (unless sooner terminated pursuant to the terms hereof) for a period of 12 months or such shorter period as may be provided in this Agreement (including as noted in Annex A) with respect to particular Services (the term of this Agreement is referred to as, the “Transition Period”). The Transition Period may be extended by Company and Provider only by mutual written consent.

4.2       Termination Upon Breach.

(a)       Company may terminate this Agreement, upon written notice to the Provider, in the event of a material breach of this Agreement by the Provider that has not been cured within thirty (30) days from the date of receipt by the Provider of written notice from Company of such breach, or if not able to be cured within said 30-day period, significant steps to cure have not been taken by the Provider within that period.

(b)       The Provider may terminate this Agreement, upon written notice to Company, in the event of a material breach of this Agreement by Company that has not been cured within thirty (30) days from the date of receipt by Company of written notice from the Provider of such breach, or if not able to be cured within said 30-day period, significant steps to cure have not been taken by Company within that period. For the avoidance of doubt, non-payment by the Company for a Service provided by Provider in accordance with this Agreement, including reimbursement of any fees or expenses, and not the subject of a good faith dispute shall be deemed a “material breach” for purposes of this Section 4.2.

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(c)       Notwithstanding any other provision in this Agreement stating or implying the contrary, whether this Agreement is terminated by the Provider or the Company, the Company will remain liable for the payment of fees and expenses it is obligated for under this Agreement accruing for the period prior to termination even though such fees or expenses may not become due until after termination.

ARTICLE V

Additional Agreements

5.1       Equipment; Management and Control; Access to Premises.

(a)       All procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by the Provider and any of its Affiliates in connection with the provision of Services hereunder, which are the property of the Provider or its Affiliates, will remain the property of the Provider and its Affiliates and, except as otherwise provided in this Agreement, the Purchase Agreement or any other agreement between the relevant parties pertaining to such equipment, will at all times be under the sole direction and control of the Provider and its Affiliates.

(b)       Except as otherwise provided in this Agreement, and subject to the Provider providing, or causing the provision of, Services in accordance with this Agreement and the Company’s compliance with the terms of this Agreement, the management of, and control over, the provision of the Services (including the determination or designation at any time of the equipment, employees and other resources of the Provider and its Affiliates to be used in connection with the provision of the Services) will reside solely with the Provider.

(c)       The Provider shall be able to conduct any routine maintenance, update and fix to its IT Systems, accounting systems or other systems outside of normal business hours. Such maintenance, update or fix shall not be considered a Significant Service Shortfall as long as any outage does not extend for more than 24 hours.

(d)       The Company agrees that it shall provide to Provider’s employees and any third-party service providers or Subcontractors of Provider access to the facilities and personnel of the Company during the Company’s regular business hours following reasonable advance notice, to the extent necessary for the completion of the Services.

5.2       Third-Party Agreements. To the extent that any third-party proprietor of information or software or other intellectual property rights to be disclosed or made available to Company in connection with performance of the Services hereunder requires a specific form of non-disclosure, license or service agreement as a condition of its consent to use of the same for the benefit of Company or to permit Company access to such information or software, Company will execute (and will cause Company’s employees to execute, if required) any such form to the extent such form is reasonably acceptable to Company. To the extent that any additional fees are requested by any such third-party proprietor for such consents, the Company will be responsible for such fees; provided that if the Company does not consent to paying a particular fee, then Provider shall be relieved of its obligation to provide the Services with respect to that particular matter.

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5.3       Information Security. If Provider (or any Subcontractor used by Provider to provide Services hereunder) is given access to the IT Systems of the Company in connection with the delivery of Services, the Provider shall, and shall cause each of its Affiliates and Subcontractors to, limit such access to use in connection with the delivery of the Services hereunder and shall comply with all reasonable security requirements of Company (to the extent these are disclosed in writing to the Provider) applicable to such access and use and shall not, and shall use commercially reasonable efforts to cause each of its Affiliates and Subcontractors not to, tamper with, compromise or circumvent any security or audit measures employed by Company. Without limiting the foregoing, each party agrees it will not attempt to access data of the other party except as necessary to perform its obligations or receive the benefits of this Agreement.

5.4       Confidentiality.

(a)       Each party agrees that it will hold, keep confidential and not use or disclose, and each party will cause each of its Affiliates and each of its and their officers, directors, representatives, agents and employees to hold, keep confidential and not disclose, all information relating to the business of another party disclosed to it by reason of this Agreement, including information it may receive as a result of system access during the term of this Agreement (the “Confidential Information”) for a period of five (5) years from the Effective Date, and will not, directly or indirectly, disclose any such Confidential Information to any third party unless legally compelled to disclose such information; provided, that to the extent that a person receiving Confidential Information hereunder may become legally compelled to disclose any Confidential Information, such person (i) may only disclose such information if it has afforded the other party the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed, and (ii) if such protective order or other remedy is not obtained, or the other party waives in writing such person’s compliance with the provisions of this Section 5.4, they will only furnish that portion of the Confidential Information which is legally required to be so disclosed.

(b)       As used in this Agreement, “Confidential Information” does not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by a party hereto, its Affiliates or any person acting on behalf of any such Person of its own information, or (ii) becomes available to a party hereto or its Affiliates on a non-confidential basis, provided that such source was not known by such party or its Affiliates to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, such other party to this Agreement or its Affiliates with respect to such information.

ARTICLE VI

Liability

6.1       Limitation of Liability. In no event shall Provider have any liability under any provision of this Agreement for any amount individually or collectively with other claims in excess of $75,000 or for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. The Purchaser Parties acknowledge that the Services to be provided hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Article I, including the limitations on representations and warranties with respect to the Services.

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6.2       Indemnification for Services.

(a)       The Provider shall indemnify, defend and hold harmless the Purchaser Parties and each of their respective Representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all Damages incurred by the Purchaser Indemnified Parties as a result of any claim by a third party arising out of or resulting from the gross negligence or willful misconduct of Provider or its Affiliates or any third party that provides a Service to the Company, except to the extent such Damages arise from a Purchaser Party’s own employees’ fraud, gross negligence, willful misconduct, any breach of this Agreement, or any material violation by such Purchaser Party of applicable law.

(b)       Subject to the limitations set forth in Section 6.1, the Purchaser Parties shall indemnify, defend and hold harmless the Provider, its Affiliates and each of their respective Representatives (collectively, the “Provider Indemnified Parties”) from and against any and all Damages incurred by the Provider Indemnified Parties as a result of any claim by a third party arising out of or resulting from the gross negligence or willful misconduct of a Purchaser Party, except to the extent such Damages arise from Provider’s own employees’ fraud, gross negligence, willful misconduct, any breach of this Agreement, or any material violation by Provider of applicable law.

(c)       “Damages” shall have the meaning given to it in the Purchase Agreement, provided, however, that any further limitations on Damages set forth in this Agreement shall apply.

(d)        Procedures for indemnification shall be as set forth in Article IX of the Purchase Agreement.

ARTICLE VII

Miscellaneous

7.1       Relationship of Parties. Except as specifically provided in this Agreement, neither party will (a) act or represent or hold itself out as having authority to act as an agent or partner of the other party, or (b) bind or commit in any way the other party to any obligations or agreement. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. The parties’ respective rights and obligations hereunder will be limited to the contractual rights and obligations expressly set forth in this Agreement on the terms and conditions set forth in this Agreement.

7.2       Notices. All notices and other communications hereunder will be in writing and shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; or (e) on the date sent by e-mail or other electronic communication, including in .pdf form. Such communications, to be valid, must be addressed as follows:

If to Purchaser or Company:	Midatech Pharma US Inc.
8601 Six Forks Road
Suite 400
Raleigh, NC 27615
Attention: John Petrolino
Email: John.Petrolino@midatechpharmaus.com

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With a copy to: (which copy:	Kanwa Holdings, LP
shall not constitute notice)	c/o Barings LLC
300 S. Tryon St., Suite 2500
Charlotte, NC 28202
Attention: Alternatives Legal
Email: lindsay.schall@barings.com

With a copy to: (which copy	McGuireWoods LLP
shall not constitute notice)	201 N. Tryon St., Suite 3000
Charlotte, NC 28202
Attention: Greg Kilpatrick
Email: gkilpatrick@mcguirewoods.com

If to Provider:	Midatech Pharma PLC
65 Innovation Drive
Milton Park, Abingdon
Oxfordshire OX14 4RQ
United Kingdom
Attn: Nick Robbins-Cherry
Email: nickrc@midatechpharma.com

With a copy to: (which copy	Brown Rudnick LLP
shall not constitute notice)	One Financial Center
Boston, MA 02110
Attention: Jason S. McCaffrey
Email: jmccaffrey@brownrudnick.com

7.3       Governing Law.

(a)       This Agreement, and any disputes arising hereunder or controversies related hereto, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to the choice of law principles of any jurisdiction.

(b)       To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such Party’s property, each such Party hereby irrevocably waives such immunity in respect of such Person’s obligations with respect to this Agreement.

(c)       Each of the parties agrees that any legal action or proceeding with respect to this Agreement shall be brought in the federal and state courts located in the State of Delaware, and, by execution and delivery of this Agreement, each party to this Agreement irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address (set forth in Section 7.2) below its name and agrees that such service upon receipt will constitute good and sufficient service of process or notice thereof. Nothing in this Section 7.3(c) will affect or eliminate any right to serve process in any other manner permitted by Law.

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7.4       WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR PARTIES TO THIS AGREEMENT WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO THIS AGREEMENT OR ANY PORTION OF THIS AGREEMENT, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

7.5       Entire Agreement; Amendment. This Agreement (which includes Annex A, the Purchase Agreement and the Ancillary Agreements) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties at any time with respect to any of the terms contained herein. Each party to this Agreement hereby acknowledges that it has not relied on any promise, representation or warranty that is not set forth in this Agreement.

7.6       Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the prior written consent of the other party; provided, that each Purchaser Party may assign its rights under this Agreement to (a) any Affiliate of such Purchaser Party or (b) to lenders of Company as collateral security for borrowings, at any time whether prior to or following the Closing Date. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

7.7       Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation”. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. All references to “$” or “dollars” are to U.S. dollars, and all amounts to be calculated or paid under this Agreement will be in U.S. dollars.

7.8       Third-Party Beneficiaries. Each party intends that this Agreement will not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto; provided, however, that notwithstanding this Section 7.8, the provisions of Sections 1.6 and 7.7 will inure to the benefit of the Persons identified therein and may be enforced by such Persons and their respective heirs and personal representatives.

7.9       Incorporation by Reference. Annex A is incorporated into, and made a part of, this Agreement.

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7.10       Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

7.11       Waiver. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.12       Force Majeure. No liability shall result from any delay or failure in performance by either party resulting from any cause, condition or event beyond the reasonable control of the party affected, including acts of God, fire, flood, war, and government action, (each a “Force Majeure Event”). Either party claiming the benefit of this Section 7.12 shall promptly notify the other party in writing upon learning of the occurrence of any Force Majeure Event and upon such notice the affected provisions and/or other requirements of this Agreement shall be suspended or reduced by an amount consistent with reductions made to the other operations of such party that are also affected by such Force Majeure Event during the period of such disability. Upon the cessation of such Force Majeure Event, the Provider will use its commercially reasonable best efforts to resume performance of the Services hereunder as soon as reasonably practicable following the Force Majeure Event. If the Force Majeure Event continues to have effect for a period of more than fifteen (15) days, the party not claiming relief under this Section 7.12 shall have the right to terminate the Services affected by such Force Majeure Event immediately upon written notice of such termination to the other party. No party shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event.

7.13       Counterparts. This Agreement may be executed in counterparts and multiple originals, each of which will be deemed an original, and all of which taken together will be considered one and the same agreement.

7.14       Electronic Delivery. This Agreement, and any amendments hereto or thereto, to the extent actually delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense related to lack of authenticity.

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The Parties have executed and delivered this Agreement as of the date first written above.

PROVIDER:

MIDATECH PHARMA PLC

By: /s/ Craig Cook Name: Craig Cook Title: Chief Executive Officer

COMPANY:

MIDATECH PHARMA US INC.

By: /s/ Nick Robbins-Cherry Name: Nick Robbins-Cherry Title: Treasurer and Secretary

PURCHASER:

KANWA HOLDINGS, LP

By: BAI GP, LLC, on behalf of BAI GP – Series II, as its general partner

By: /s/ Michael Baumstein Name: Michael Baumstein Title: Authorized Officer

Signature Page to Transition Services Agreement

Annex A to Transition Services Agreement

Initial Services

•	Accounting/ERP Systems
o	Reporting and access to data as currently provided to the Company through SAP to allow for a transition to the Company’s new accounting system.
o	Access to data in SAP for Company’s accountants within reason.
o	Support from Provider in migration or transition of related data.

•	IT/Network/Email Systems
o	Reasonable Access to Vorboss to migrate IT, specific areas of the Provider’s network that are used by the Company prior to the Closing, and email systems to the Company’s new provider of IT services.
o	Access and use of the Company’s emails and servers and assistance with migration of data.
o	Access and use of existing hardware (e.g. phones, laptops) contracts under Provider until those contracts can be rolled over to a new provider, including porting over of phone numbers (if necessary).
o	Notwithstanding anything herein to the contrary, to the extent Provider supplies hardware or software licenses, such hardware or software licenses shall, at the Provider’s option, be returned to the Provider once the contracts are rolled over to a new provider or the Services are completed.

•	Marketing
o	Continued use and access to Company and product-related websites, branding, materials, and names (Midatech Pharma US).
o	Transfer of all related websites including midatechphamaus.com and product websites to Company or its IT provider, as administrator of the domains and hosting (or transfer of hosting).
o	Carveout for use of names beyond 12 months for inventory and product that is expected to be sold with the Company’s name.
o	Support from Provider in migration or transition of related data.

•	Support
o	All other services, reporting, and support provided by Provider and its Affiliates to Company in the ordinary course of business and consistent with such services, reporting and support that was previously provided by Provider in connection with the operation of the Company prior to the Closing.

A-1

Additional Services

Company will pay Provider for the following services at an hourly rate to be agreed upon by Company and Provider.

•	Reasonable data requests that are not a part of normal reporting and usage, including the following:
o	Accounting / reporting pulls from SAP that are not a part of standard reporting for the Company as of the date hereof.
o	Updates to the Company and product websites until transfer of ownership and administrative privileges to Company’s IT provider.

A-2